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                                                                      Exhibit 21


                        Subsidiaries of the Registrant


                          Carson Alexiou Corporation
                    3001 Redhill Ave. Bldg. III, Suite 208
                         Costa Mesa, California  92626



                     State of Incorporation: Massachusetts